Exhibit 99.2

Dear Valued Business Partners:

As you likely know, the Board of Directors (the “Board”) of Cole Credit Property Trust III, Inc. (“CCPT III”) received a letter late Tuesday with an unsolicited proposal from American Realty Capital Properties, Inc. (“ARCP”). The Special Committee of the Board of CCPT III reviewed the unsolicited proposal from ARCP to acquire CCPT III and, earlier today, announced that it has determined that the proposed sale of CCPT III to ARCP would not be in the best interests of CCPT III and its stockholders. Further, the Special Committee affirmed its commitment to the previously announced definitive merger agreement pursuant to which CCPT III will acquire Cole Holdings Corporation (“Cole Holdings”), a full-scale real estate investment management firm that currently manages over $12 billion of real estate assets for over 160,000 individual investors represented by more than 13,000 financial advisors. For your reference, we have attached a copy of the issued press release.

We firmly believe the Special Committee made the right decision after it evaluated the specifics of the unsolicited proposal with its legal advisors Wachtell, Lipton, Rosen & Katz and Venable LLP, and its financial advisors Goldman Sachs & Co. and Lazard.

Cole Holdings has a long history of creating and realizing value for the investment community, including its two most recently announced transactions – the sale of Cole Credit Property Trust II to Spirit Realty and the sale of the entire Cole Holdings management and capital raising business, a best-in-class, integrated real estate investment management platform, to CCPT III. The deal structure and the nature of the consideration being paid to Cole Holdings by CCPT III were designed to ensure appropriate alignment of interests. A good illustration of this investor-oriented approach is that substantially all of the consideration is being paid in stock and is subject to a lockup with respect to resale.

Separate from the Special Committee, Cole Holdings also evaluated the ARCP letter and concluded that the proposal is misleading and was not put forward in an effort to foster serious consideration – to the contrary, the proposal appears to have been made in a manner deliberately designed to disrupt the businesses of Cole Holdings and CCPT III. Rather than engaging in a constructive manner, ARCP made their first formal proposal public only 12 hours after sending their letter to the Board. Additionally, ARCP attempted to mischaracterize a transformational transaction between CCPT III and Cole Holdings as an “internalization”; however, the reality is that CCPT III will actually own a profitable, full-scale real estate investment management platform, with over 350 employees, that currently manages over 2,000 properties and over 76 million square feet across 47 states.

ARCP’s clear distortion of facts for the purpose of interfering with and disrupting the efforts of their competitors is not surprising. Attempts to purposely create chaos and confusion in the marketplace for personal gain are simply inexcusable as everyone suffers - our broker-dealer clients, our investors and the industry at-large.

Cole Real Estate Investments — 2325 East Camelback Road, Suite 1100 — Phoenix, Arizona 85016

P: 602.778.8700 — F: 602.778.8780 — www.ColeCapital.com

ARCP presents its proposal as being in the interest of CCPT III stockholders while omitting key facts, including that the primary beneficiary of its proposal would be ARCP’s privately owned external manager:

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The ARCP proposal would produce a combined enterprise that would rely on an external management structure that is viewed unfavorably by the institutional public markets. Whereas CCPT III would become a self-managed publicly listed entity, ACRP proposes externally managing the combined company with a team that has a mixed track record and no history with approximately 75% of the combined portfolio

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CCPT III has a superior asset portfolio when compared with ARCP’s properties; as a result, on any relevant metric (size, quality, diversification, etc.), the proposed combination would be dilutive to CCPT III

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ARCP’s proposed exchange ratio undervalues CCPT III on a relative basis to ARCP due to its superior asset and earnings quality, and relative earnings and asset value contribution – Cole Holdings believes this approach defies financial logic

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CCPT III stockholders would own the vast majority of the combined entity – given the relative values and sizes of the entities, ARCP is not proposing to acquire CCPT III but is essentially asking to be acquired

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The cash component of the ARCP proposal would result primarily from leveraging the CCPT III balance sheet. CCPT III stockholders would effectively be paying themselves, and the combined company would bear an unsustainable public markets leverage profile that is likely to lead to significant future dilution to CCPT III stockholders

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Inaccurate claims of “undue complexity” fail to recognize that CCPT III’s purchase of Cole Holdings will provide management continuity and a seamless integration of the industry-leading management team that acquired and presently manages the CCPT III portfolio

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The ARCP proposal is illusory because the stated consideration is predicated upon CCPT III overriding its prior determinations and disregarding its obligations in respect of the pending transaction to acquire Cole Holdings

We remain steadfast in our view that CCPT III’s announced acquisition of Cole Holdings is in the best interest of the CCPT III stockholders. The combination of CCPT III and Cole Holdings will create a platform from which we believe we can further enhance and evolve the real estate investment industry to the benefit of our investors for decades to come.

As previously announced, CCPT III’s acquisition of Cole Holdings is expected to close in the second quarter of 2013.

Sincerely,

Christopher H. Cole	Marc Nemer
Executive Chairman, Cole Holdings	President and Chief Executive Officer, Cole Holdings

Cole Real Estate Investments — 2325 East Camelback Road, Suite 1100 — Phoenix, Arizona 85016

P: 602.778.8700 — F: 602.778.8780 — www.ColeCapital.com